EXHIBIT 10.39

SABLE OFFSHORE CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) by and between Sable Offshore Corp., a Texas corporation (“Company”), and James C. Flores (“Employee”) is entered into effective as of, and contingent upon, the merger of each Sable Offshore Holdings LLC and Sable Offshore Corp. into Flame Acquisition Corp. (the “Effective Date”).

WHEREAS, Company desires to employ Employee and Employee desires to be employed by Company; and

WHEREAS, the parties desire to enter into an employment agreement with certain provisions that are incorporated herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Effectiveness Contingent upon Mergers. This Agreement shall be effective as of and only in the event of consummation of (i) the merger of Sable Offshore Holdings LLC with and into Flame Acquisition Corp. and (ii) the merger of Sable Offshore Corp. with and into Flame Acquisition Corp. (each, a “Merger” and collectively, the “Mergers”). In the event the Mergers do not occur, this Agreement shall be null and void ab initio.

2. Employment-at-will. Company agrees to employ Employee, and Employee hereby agrees to be employed by Company. Employment of Employee shall be at will and may be terminated by either party on the terms and conditions set forth in this Agreement.

3. Term of Employment. Subject to the provisions for termination provided in this Agreement, the term of this Agreement shall be for a period of three (3) years beginning on the Effective Date. On each annual anniversary of the Effective Date, the term shall extend so that the term of this Agreement shall again be for three (3) years extending from that anniversary date unless either party provides the other party, not less than thirty (30) days’ written notice prior to that anniversary date, of such party’s election not to renew the Agreement. On each subsequent annual anniversary date of the Effective Date, the term of this Agreement shall again extend to three (3) years unless the requisite thirty (30) days’ written notice of non-renewal was provided by either party. Once either party provides timely notice of non-renewal, the term of this Agreement shall no longer extend, and the term of this Agreement shall end at the conclusion of the then existing term. The term of this Agreement, including any extensions that occur as provided for above, shall be referred to herein as the “Employment Term.” Either party may terminate this Agreement at any time, subject to the terms of this Agreement.

4. Employee’s Duties.

(a) During the Employment Term, Employee shall serve as the Chairman of the Board of Directors of Company (the “Board”) and the Chief Executive Officer of Company, with such customary duties and responsibilities as may from time to time be assigned to him by the Board, provided that such duties are at all times consistent with the duties of such position. Employee shall report directly to the Board. All other employees of Company shall report directly to Employee. Employee agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or a director of any of Company’s subsidiaries. For purposes of this Agreement, a “Subsidiary” shall mean any entity in which Company owns a majority of the voting stock of the class of securities (or other interests in the case of a limited liability company, partnership or other entity) that may vote in the election of the members of the governing body of such entity. Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions but not more than 20 hours per month, and (iii) manage his personal investments; provided, however, that in no event shall the conduct of any such activities by Employee be deemed to materially interfere with Employee’s duties hereunder until Employee has been notified in writing thereof by the Board and given a reasonable period in which to cure such interference. In addition, Employee shall be permitted to manage his personal investments, provided, that (a) such management shall not interfere in any material respect with the performance of Employee’s duties and responsibilities hereunder or violate Company’s conflicts policy or similar policy as in effect from time to time, (b) Employee informs the Board of any conflicts of interest (whether actual or apparent) with Company and any of its Subsidiaries, including, but not limited to, any event reasonably likely to raise the appearance of conflicts, and (c) Employee notifies the Board of, and discusses with the Board with respect to, any opportunities presented to Employee or any of the entities in which Employee owns a majority interest in connection with such continued ownership and management that should be offered to Company or its Subsidiaries. Notwithstanding the foregoing, Company agrees that Employee’s management of his current personal investments, as disclosed to independent members of the board of directors of Flame Acquisition Corp. prior to the date of execution of this Agreement, shall not be deemed to materially interfere with his duties hereunder.

(b) Company agrees to (i) nominate Employee as a director of Company to serve during the Employment Term beginning on the Effective Date, (ii) use its best efforts to cause Employee to be elected or appointed, or re-elected or reappointed, as a director of Company during the Employment Term, and (iii) use its reasonable best efforts to appoint Employee a member of each committee of the Board, other than any compensation committee of the Board (“Compensation Committee”), audit committee of the Board, or nominating committee of the Board, to the extent such membership does not create any conflict of interest with respect to Company and is permitted by Company’s certificate of incorporation and by-laws as in effect from time to time and applicable federal, state or local laws, regulations or rules, including, but not limited to, rules of any stock exchange.

5. Compensation.

(a) Base Salary. For services rendered by Employee under this Agreement, Company shall pay to Employee a base salary (“Base Salary”) of $1,300,000.00 per annum payable in substantially equal installments in accordance with Company’s customary payroll practices for its senior executive officers. The amount of Base Salary shall be reviewed periodically by the Compensation Committee and may be increased from time to time as the Compensation Committee may deem appropriate. Base Salary, as in effect at any time, may not be decreased without the prior written consent of Employee.

(b) Annual Bonus. In addition to his Base Salary, Employee shall be eligible, post-production, to receive with respect to each calendar year during the Employment Term a cash incentive payment (“Annual Bonus”) in an amount determined by the Compensation Committee based on Employee’s individual performance and the performance of Company. The target amount of each Annual Bonus shall be equal to 150% of Employee’s Base Salary. An Annual Bonus shall become payable if Employee remains continuously employed with Company through December 31 of the applicable calendar year. Each Annual Bonus, if payable, shall be paid in a single lump sum in cash no later than March 15 of the calendar year immediately following the calendar year to which the Annual Bonus relates. Annual Bonuses are to be approved annually in good faith by the Compensation Committee.

(c) Equity Incentive Grants. Equity incentive awards may be granted annually to Employee at the sole discretion of and subject to such terms and conditions as determined by the Compensation Committee and the Board.

6. Other Benefits; Business Expenses.

(a) Employee shall be entitled to participate in all employee benefit plans, fringe benefit arrangements and perquisite arrangements offered by Company to any of its senior executive officers, including, without limitation, participation in the various health, retirement, customary term life insurance, short-term and long-term disability insurance, parking and other employee benefit plans or programs provided to the employees of Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Compensation Committee during the Employment Term, all on a basis at least as favorable to Employee as may be provided to any similarly-situated senior executive officers of Company. Notwithstanding the foregoing, nothing herein shall limit the ability of Company to amend, modify or terminate any such plans or arrangements at any time and from time to time in accordance with their terms and applicable law.

(b) Employee shall be entitled to take appropriate and reasonable annual vacation time, provided that such vacation time does not interfere with his duties hereunder.

(c) Company shall reimburse Employee for all reasonable business expenses incurred by Employee during the Employment Term in the performance of his duties, which expenses will be subject to the oversight of the Company’s audit committee in the normal course. It is understood that Employee is authorized to incur reasonable business expenses for promoting the business of Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation. Employee shall be entitled to personal use of Company aircraft in accordance with Company policy for such use by senior executives. In addition, Employee shall be entitled to reimbursement in accordance with Company’s reimbursement policies for Company’s use of Employee’s personal aircraft.

(d) During the Employment Term, Company shall provide, at no cost to Employee, an executive assistant to Employee.

7. Termination of Employment. Employee’s employment may be terminated as set forth below:

(a) Death or Termination due to Disability. Employee’s employment with Company shall terminate immediately and automatically upon Employee’s death during the Employment Term. If Company determines that Employee has suffered a Disability during the Employment Term, Company may give Employee written notice of its intention to terminate Employee’s employment due to his Disability. In such event, Employee’s employment with Company shall terminate effective on the 30th day after Company provides Employee with such notice, provided that Employee shall not have returned to full-time performance of Employee’s duties prior to such 30th day. For purposes of this Agreement, “Disability” means a physical or mental condition resulting in Employee’s inability to perform his duties hereunder for a period of six (6) consecutive calendar months, as determined by Employee’s physician.

(b) Termination by Company for Cause; Termination by Employee without Good Reason; Retirement. Company may terminate Employee’s employment with Company at any time for Cause. Employee may terminate Employee’s employment with Company without Good Reason (including due to his Retirement) upon thirty (30) days written notice to Company. For purposes of this Agreement, “Cause” means (A) the failure by Employee to perform reasonably assigned duties with Company, (B) the engaging by Employee in conduct which is demonstrably and materially injurious to Company and its Subsidiaries taken as a whole, (C) Employee’s having been convicted of, or entered a plea of nolo contendere to burglary, larceny, murder or arson or a crime involving deceit, fraud, perjury or embezzlement, or (D) Employee’s failure to notify Company of any actual or apparent conflict of interest relating to Employee’s management of personal investments in accordance with Section 4 of this Agreement. Notwithstanding the foregoing, prior to any termination for Cause under clauses (A), (B) or (D) of the immediately preceding sentence, (X) Company must provide Employee with reasonable notice detailing the failure or conduct which the Board believes to constitute Cause, (Y) Company must provide Employee a reasonable opportunity to cure such failure or conduct, and (Z) after such notice and an opportunity to cure, a majority of the Board must reasonably determine that Employee has not cured such failure or conduct. Notwithstanding the foregoing provisions, Employee shall not be deemed to have been terminated for Cause unless and until Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of Employee’s counsel if Employee so desires). For purposes of this Agreement, “Retirement” means Employee’s termination of employment with Company without Good Reason after reaching age 73.

(c) Termination by Company without Cause; Termination by Employee for Good Reason. Company may terminate Employee’s employment without Cause upon thirty (30) days written notice to Employee. Employee may terminate his employment with Company for Good Reason if (i) Employee provides Company with written notice of the condition alleged to constitute Good Reason within 60 days of the initial existence of such condition, (ii) Company is provided with at least 30 days to cure such condition, and (iii) if Company does not timely cure such condition, Employee terminates his employment with Company within 30 days after the end of the cure period. In the event Company timely cures the condition alleged to constitute Good Reason, Employee shall not be entitled to terminate for Good Reason with respect to such condition. For purposes of this Agreement, “Good Reason” means any of the following occurs without, other than with respect to item (vii) below, Employee’s written consent:

(i) the assignment to Employee by the Board of any duties that materially adversely alter the nature or status of Employee’s office, title, responsibilities, including reporting responsibilities, from those in effect immediately prior to such assignment;

(ii) the failure by Company to continue in effect any compensation plan in which Employee participates that is material to Employee’s total compensation unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable to Employee, unless any such failure to continue in effect any compensation plan or participation relates to a discontinuance of such plans or participation on a management-wide or Company-wide basis;

(iii) the taking of any action by Company which would directly or indirectly materially reduce or deprive Employee of any material pension, welfare or fringe benefit then enjoyed by Employee, unless such action relates to a discontinuance of benefits on a management-wide or Company-wide basis;

(iv) the relocation of Company’s principal executive offices outside the greater Houston, Texas metropolitan area, or Company’s requiring Employee to relocate anywhere other than the location of Company’s principal executive offices, except for required travel on Company’s business to an extent substantially consistent with Employee’s obligations under this Agreement;

(v) the failure to nominate Employee as a director of Company or to use best efforts to cause Employee to be elected or appointed, or re-elected or reappointed, as a director of Company or to use reasonable best efforts to appoint Employee a member of a committee in accordance with, and to the extent provided, in Section 4 hereof;

(vi) the material breach by Company of a material provision of this Agreement; or

(vii) Employee’s termination of his employment with Company or any successor who has assumed this Agreement in accordance with Section 15 hereof following a Change in Control.

Employee’s right to terminate employment pursuant to this subsection shall not be affected by Employee’s incapacity due to physical or mental illness. In addition, Employee’s continued employment following any event, act or omission, regardless of the length of such continued employment, shall not constitute Employee’s consent to, or a waiver of Employee’s rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder.

(d) Termination due to Non-Renewal of Agreement. Either Company or Employee may terminate Employee’s employment with Company due to non-renewal of this Agreement upon timely providing notice in accordance with Section 3.

(e) Termination of Agreement. In all cases, termination of Employee’s employment with Company shall result in immediate and automatic termination of this Agreement.

(f) Resignations from Boards and as Officer. Termination of Employee’s employment for any reason whatsoever shall constitute Employee’s resignation from the Board and the boards of directors of any affiliate of Company on which he serves, if any, and resignation as an officer of Company and of any of the subsidiaries for which he serves as an officer.

8. Obligations of Company upon Termination of Employment. Upon termination of Employee’s employment during the Employment Term, Employee shall be entitled to the compensation and benefits described in this Section 8 and shall have no further rights to any compensation or any other benefits from Company or any of its affiliates.

(a) Accrued Obligations. If Employee’s employment with Company terminates for any reason, Company shall pay or provide Employee with the following:

(i) Any earned but unpaid Base Salary through Employee’s last day of employment with Company (“Termination Date”),

(ii) Payment for any accrued but unused vacation or paid time-off as of Employee’s Termination Date, to the extent payment is required under Company’s vacation or paid time-off policies,

(iii) Any earned but unpaid Annual Bonus, incentive or other cash bonuses for any prior period that remain unpaid as of Employee’s Termination Date,

(iv) Any reimbursements for expenses incurred but not yet paid as of Employee’s Termination Date, and

(v) Any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of Company and in accordance with the terms thereof, any deferred compensation arrangements or agreements between Employee and Company, or other benefit plans, in accordance with the terms of such plans, programs or policies (collectively, “Accrued Obligations”).

Payment of any Accrued Obligations in clauses (i) through (iii) shall be made in a single lump sum in cash within ten (10) business days following Employee’s Termination Date (or such earlier date as required by applicable law). Payment of any Accrued Obligations under clause (iv) shall be made in accordance with Company’s expense reimbursement policies. Any Accrued Obligations under clause (v) shall be paid or provided in accordance with the terms of the applicable plan, program, policy or practice or contract or agreement.

(b) Termination by Company for Cause; Termination by Employee without Good Reason; Termination due to Non-Renewal of Agreement by Employee. If, during the Employment Term, Employee’s employment is terminated (i) by Company for Cause, (ii) by Employee without Good Reason (other than due to Retirement), or (iii) by Employee due to Employee’s non-renewal of the Agreement, then Company shall have no further obligations to Employee, other than with respect to the Accrued Obligations.

(c) Termination by Company without Cause; Termination by Company due to Disability; Employee’s Death; Termination by Employee for Good Reason; Retirement; Termination due to Non-renewal of Agreement by Company. If, during the Employment Term, Employee’s employment is terminated (i) by Company without Cause, (ii) by Company due to Employee’s Disability, (iii) due to Employee’s death, (iv) by Employee for Good Reason, (v) by Employee due to Retirement, or (iv) due to Company’s non-renewal of the Agreement, then, in addition to the Accrued Obligations, Employee shall be entitled, subject to Employee’s execution, return to Company and non-revocation of a release of claims in favor of Company in a form reasonably acceptable to Company, which release becomes final and irrevocable no later than 55 days after the Termination Date (“Release Requirement”), the compensation and benefits set forth under either subsection (i) or subsection (ii) below, as applicable:

(i) In the event Employee’s employment terminates in accordance with this Section 8(c) (1) prior to a Change in Control, (2) more than two (2) years after a Change in Control, or (3) at any time due to Retirement:

(A) A lump sum in cash in an amount equal to the product of (I) two (2), multiplied by (II) the sum of (x) Employee’s then-current Base Salary (provided that if Employee is terminating employment for Good Reason due to a reduction in Base Salary, then Base Salary immediately prior to such reduction shall be used) and (y) Employee’s average Annual Bonus for the three immediately preceding years or such lesser number of completed years of employment with Company as applicable (provided that if Employee’s employment terminates prior to completion of one full year for Annual Bonus purposes, Employee’s then-current target Annual Bonus opportunity shall be used) (such product, “Standard Severance”);

(B) All outstanding Company equity incentive awards then held by Employee shall become fully vested and non-forfeitable and all performance goals and metrics shall be deemed to be achieved at maximum levels (“Equity Award Benefit”); and

(C) Monthly reimbursement of up to 36 months of premiums for Employee’s and his eligible dependents’ continued coverage under Company group healthcare plan pursuant to COBRA, subject to Employee’s timely election to continue coverage pursuant to COBRA, Employee’s continued eligibility for such coverage pursuant to COBRA, and Employee timely providing Company with reasonable documentation substantiating Employee’s payment of such premiums (“COBRA Benefit”).

(ii) In the event Employee’s employment terminates in accordance with this Section 8(c) during the two-year period immediately following a Change in Control and other than due to Retirement,

(A) A lump sum in cash in an amount equal to the product of (I) three (3), multiplied by (II) the sum of (x) Employee’s then-current Base Salary (provided that if Employee is terminating employment for Good Reason due to a reduction in Base Salary, then Base Salary immediately prior to such reduction shall be used) and (y) Employee’s average Annual Bonus for the three immediately preceding years or such lesser number of completed years of employment with Company as applicable (provided that if Employee’s employment terminates prior to completion of one full year for Annual Bonus purposes, Employee’s then-current target Annual Bonus opportunity shall be used) (such product, “CIC Severance”);

(B) The Equity Award Benefit; and

(C) The COBRA Benefit.

Notwithstanding the foregoing, if Employee’s employment is terminated prior to a Change in Control and Employee reasonably demonstrates to the Board no later than the date of such Change in Control that such termination (x) was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect such Change in Control and who effectuates such Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then if Employee has already received the Standard Severance, but would otherwise have been eligible to receive the CIC Severance had his employment terminated immediately after the Change in Control, Employee shall be entitled to receive the excess of the CIC Severance over the Standard Severance in a single lump sum in cash on the 30th day after such Change in Control, provided such Change in Control also constitutes a “change in control event” as defined in Treasury Regulation section 1.409A-3(i)(5).

(iii) The Standard Severance or CIC Severance, as applicable, shall be paid on the 60th day following the Termination Date. In no event shall both the Standard Severance and the CIC Severance be payable.

(iv) In the event Employee does not timely satisfy the Release Requirement, none of the Standard Severance or CIC Severance, as applicable, the Equity Award Benefit or the COBRA Benefit shall be paid or provided.

(v) To the extent the COBRA Benefit is taxable to Employee, Company shall provide Employee with a tax gross-up payment such that Employee is placed in the same economic position as he would have been had such benefit not been taxable.

(vi) For purposes of this Agreement, “Change in Control” means the first of the following to occur during the Employment Term:

(A) The acquisition by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of any securities of Company that generally entitles the holder thereof to vote for the election of directors of Company (the “Voting Securities”) which, when added to the Voting Securities then Beneficially Owned by such Person, would result in such Person either Beneficially Owning fifty percent (50%) or more of the combined voting power of Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of the members of the Board; provided, however, that for purposes of this paragraph (A) of this Section 8(c)(iv), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (1) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (2) is Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by Company (a “Controlled Entity”); (3) acquires Voting Securities in connection with a Non-Control Transaction (as defined in paragraph (C) of this Section 8(c)(iv)); or (4) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (B) below); or

(B) The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(C) The consummation of a merger, consolidation or reorganization involving Company (a “Business Combination”), unless (1) the stockholders of Company, immediately before the Business Combination, own, directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (3) no Person (other than (x) Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (1), (2) and (3) of this paragraph shall be referred to as a “Non-Control Transaction”);

(D) A complete liquidation or dissolution of Company; or

(E) The sale or other disposition of all or substantially all of the assets of Company to any Person (other than a transfer to (1) any entity that, immediately prior to its acquisition of such assets, is owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition or (2) an affiliate of Company).

A Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by Company or any Controlled Entity or (y) any entity that, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock in Company immediately prior to such acquisition.

Any event that would otherwise constitute a Change in Control shall not be deemed to be a Change in Control if thereafter the Incumbent Board continues to constitute a majority of the Board.

For purposes of this Agreement, neither of the Mergers shall be considered a Change in Control.

9. Restrictive Covenants.

(a) Confidential Information; Unauthorized Disclosure. Employee acknowledges that during the Employment Term, Company shall disclose to Employee and provide Employee with access to trade secrets and confidential information of Company or its Subsidiaries; or place Employee in a position to develop business goodwill on behalf of Company or its Subsidiaries; or entrust Employee with business opportunities of Company or its Subsidiaries. During the period of his employment hereunder and for a period of two (2) years following the termination of employment, Employee shall not, whether during the period of his employment hereunder or thereafter, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an executive of Company, any trade secrets or confidential information obtained by him while in the employ of Company with respect to Company’s business, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature, the disclosure of which he knows or should know will be damaging to Company; provided, however, that trade secrets and confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee) or any information which Employee may be required to disclose by any applicable law, order, or judicial or administrative proceeding.

(b) Non-Competition. As part of the consideration for the compensation and benefits to be paid to Employee hereunder; to protect the trade secrets and confidential information of Company or its Subsidiaries that have been and will in the future be disclosed or entrusted to Employee; the business goodwill of Company or its Subsidiaries that has been and will in the future be developed by Employee or the business opportunities that have been and will in the future be disclosed or entrusted to Employee by Company or its Subsidiaries; and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the following competition provisions:

During the Employment Term and for a period of two years thereafter, Employee shall not, with respect to oil & gas assets in the state of California, directly or indirectly engage in or become interested financially in as a principal, employee, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any person engaged in any business substantially identical to the Business (defined below); provided, however, that Employee may invest in stock, bonds or other securities in any such business (without participating in such business) if: (i) (A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) its investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding, or (ii) such investment is completely passive and no control or influence over the management or policies of such business is exercised. The term “Business” shall mean the exploration, development and production of crude petroleum and natural gas. Notwithstanding the foregoing provisions of this Section 9(b), in the event of a termination of Employee’s employment by Company without Cause or in the event of Employee’s resignation for Good Reason, Employee shall have no further obligations under this Section 9(b) unless such termination occurs within the two-year period immediately following a Change in Control or Employee otherwise becomes entitled to receive the CIC Severance.

(c) Non-Solicitation. Employee undertakes toward Company and is obligated, during the Employment Term and for a period of two years thereafter, not to solicit or hire, directly or indirectly, in any manner whatsoever (except in response to a general solicitation), in the capacity of employee, consultant or in any other capacity whatsoever, one or more of the employees, directors or officers or other persons (hereinafter collectively referred to as “Employees”) who at the time of solicitation or hire, or in the 90 day period prior thereto, are working full-time or part-time for Company or any of its Subsidiaries and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Employees to leave his or her job with Company or any of its Subsidiaries and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client or customer of Company or any of its Subsidiaries to terminate, in whole or in part, its business relations with Company or any of its Subsidiaries.

(d) Proprietary Rights.

(i) Assignment. Employee hereby irrevocably assigns and agrees to assign to Company all rights Employee may have in any and all intellectual property that relate to Company’s actual or anticipated business developed partially or wholly by Employee during his employment with Company. Company agrees to provide Employee an opportunity to develop new intellectual property in an expanded nature.

(ii) Work for Hire. Employee agrees that if, in connection with the performance of his duties while employed by Company, Employee creates, or assists in the creation of, any work that relates to Company’s actual or anticipated business that may be protectable under the copyright laws or similar laws: (a) that such work is considered a “work made for hire,” (b) Company shall be considered the author and owner of the work, and (c) if it is later determined that the work was not a “work made for hire,” Employee hereby assigns to Company any copyrights and other ownership interests that Employee may have in the work.

(iii) Inventions. Employee further agrees to promptly and fully inform and disclose to Company the existence of all (a) inventions, potential inventions, designs, discoveries, processes, business plans, improvements, ideas (“Inventions”), (b) works of authorship, or (c) derivative works, provided that such Inventions, works of authorship or derivative works relate to Company’s actual or anticipated business, that are in any way created, have resulted, or are derived from the use of Company’s resources or were created, resulted or derived from while performing Employee’s duties as an employee employed by Company, all of which shall be the exclusive property of Company. Employee further agrees to maintain current and adequate written records on the development of the aforementioned Inventions, works of authorship and derivative works. Employee hereby assigns and agrees to assign, without further compensation, all of Employee’s right, title, and interest in or to the aforementioned Inventions, works of authorship, and derivative works.

(iv) Applications and Registrations. Employee agrees to assist Company in every proper way to perfect Company’s rights in all Inventions, trademarks, and copyrightable works; including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments, and to take such actions, as may be reasonably necessary to vest title to, maintain title to, and/or defend or enforce the rights of Company in the Inventions, trademarks, or copyrightable works.

(v) Attorney in Fact. Employee agrees that in the event Company is unable, for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 9(d), Employee irrevocably designates and appoints Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and on behalf of Employee to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this assignment with the same legal force and effect as if executed by Employee.

(e) Enforcement. It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 9 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 9 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 9 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(f) Remedies. In the event of a breach or threatened breach by Employee of the provisions of this Section 9, Company shall be entitled to an injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

(g) Immunity Notice. Notwithstanding any other provision of this Agreement:

(i) Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that (i) is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding;

(ii) If Employee files a lawsuit for retaliation, Employee may disclose Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order; and

(iii) Nothing in this Agreement prohibits Employee from (i) exercising any rights that cannot be lawfully waived or restricted; (ii) communicating with or initiating or participating in any investigation conducted by the Equal Employment Opportunity Commission or other fair employment practices agency; or (iii) otherwise reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the United States Department of Justice, the Securities and Exchange Commission, Congress, and/or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions or other provisions of federal, state, or local law or regulation. Employee does not need the prior authorization of Company to make any such reports or disclosures and Employee is not required to notify Company that Employee has made such reports or disclosures.

10. Mitigation. Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Employee obtains other employment.

11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any employee benefit plan, program, policy or practice provided by Company or its affiliates and for which Employee may qualify, except as specifically provided herein. Amounts that are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of Company or any of its affiliates at or subsequent to Employee’s Termination Date shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

12. Assignability. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

13. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by electronic mail with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to Company at its principal office address and electronic mail address, directed to the attention of the Board with a copy to the Secretary of Company, and to Employee at Employee’s residence address and electronic mail address on the records of Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

14. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15. Successors; Binding Agreement.

(a) This Agreement is personal to Employee and shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may be assigned by Company and shall be binding and inure to the benefit of Company and its successors and assigns.

(b) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of Company (“Successor”) or any corporation which becomes the ultimate parent corporation of Company or any such Successor (“Ultimate Parent”) to expressly assume and agree in writing satisfactory to Employee to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place; provided, however, that express assumption shall not be required where this Agreement is assumed by operation of law. As used in this Agreement, including, without limitation, in Section 3, the term “Company” shall include any Successor and Ultimate Parent which executes and delivers the Agreement as provided for in this Section 15 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

16. Indemnification. During the Employment Term and for a period of six years thereafter, Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of Company or service in other capacities at the request of Company. The coverage provided to Employee pursuant to this Section 16 shall be of a scope and on terms and conditions at least as favorable as the most favorable coverage provided to any other officer or director of Company (or any successor). In addition, to the maximum extent permitted by the by-laws of Company in effect from time to time and applicable law, during the Employment Term and for a period of six years thereafter, Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities and losses for Employee’s services as an employee, officer and director of Company (or any successor).

17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Employee, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

18. Legal Fees. If either party to this Agreement brings legal action to enforce the terms of this Agreement against another party to this Agreement, except as may otherwise be ordered by the court or other forum, each such party shall be liable for his or its own expenses incurred in such legal action including costs of court or other forum and the fees and expenses of counsel; provided, however, Company shall pay all of Employee’s actual legal fees and expenses reasonably incurred by Employee in (i) any claim by Employee following a Change in Control, or (ii) any successful claim against Company or its successor in interest. All reimbursements by Company hereunder shall be made within ten (10) business days after delivery to it of Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as Company reasonably may require. This reimbursement obligation shall remain in effect following Employee’s termination of employment for the applicable statute of limitations period relating to any such claim.

19. Full Tax Gross-Up of Pavments.

(a) In the event that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of Employee in connection with this Agreement, or Employee’s employment with Company or the termination thereof (the “Payments”) is determined to be subject to any additional tax imposed by Section 4999 or 409A of the Internal Revenue Code of 1986, as amended (“Code”) or any interest or penalties with respect to such additional taxes (such additional taxes, together with any such interest and penalties, are collectively referred to as the “Excise Taxes”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) from Company such that the net amount received by the Executive after paying any applicable Excise Taxes and any federal, state or local income or FICA taxes on such Gross-Up Payment, shall be equal to the amount Executive would have received if such Excise Taxes were not applicable to the Payments.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Taxes and the amount of such Excise Taxes, (i) all of the Payments shall be treated as parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code; (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount (as the term “base amount” is defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Tax Counsel in accordance with the principles of Sections 280G(d) and 409A of the Code; and (iv) all Payments shall be deemed subject to the Excise Tax pursuant to section 409A of the Code unless, in the opinion of Tax Counsel, such Payments are not subject to Excise Tax pursuant to section 409A. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Payments are made and State and local income taxes at the highest marginal rate of taxation in the State and locality of the Employee’s residence on the date the Payments are made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such State and local taxes.

(c) In the event that the Excise Taxes are determined by the IRS, on audit or otherwise, to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Company shall make another Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) within ten (10) business days following the date that the Employee remits to the IRS such additional Excise Taxes. The Employee and Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

(d) If a termination of the Employee’s employment shall have occurred, Company shall promptly reimburse to the Employee all reasonable attorneys fees and expenses necessarily incurred by the Employee in disputing in good faith any issue with Company or its affiliates pursuant to this Agreement or asserting in good faith any claim, demand or cause of action against Company or its affiliates pursuant to this Agreement. Such reimbursements shall be made within ten (10) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as Company reasonably may require. This reimbursement obligation shall remain in effect following the Employee’s termination of employment for the applicable statute of limitations period relating to any such claim.

(e) The Gross-Up Payments provided to the Employee shall be made not later than the tenth (10th) business day following the date the Employee remits to the IRS any such Excise Taxes; provided, however, that if the amounts of such Gross-Up Payments cannot be finally determined on or before the due date of any Excise Tax return required as a result of the Payments, Company shall pay to the Employee within ten (10) days after the date the Employee remits to the IRS such Excise Taxes, an estimate of the Gross-Up Payments due, as determined in good faith by the Employee and Company, the estimate to be of the minimum amount of such payments to which the Employee is clearly entitled. In the event that the amount of the estimated payment exceeds the amount subsequently determined to have been due, such excess shall constitute a non-interest bearing loan by Company to the Employee, payable on the tenth (10th) business day after demand by Company. At the time the payments are made under this Agreement, Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitations any opinions or other advice Company has received from Tax Counsel or other advisors or consultants and any such opinions or advice which are in writing shall be attached to the statement. This Tax Gross-Up provision shall remain in effect until the applicable 280G and 409A statute of limitations has ended.

(f) Notwithstanding anything herein to the contrary, Employee will not receive any Gross-Up Payment in connection with a Payment that is determined to be subject to any additional tax imposed by Section 4999 by reason of the Mergers or any sale of securities by the Company or Flame Acquisition Corp. that occurs in connection or substantially contemporaneously therewith.

20. Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (collectively, “Section 409A”).

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Employee’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Employee by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A. This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined.

(c) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A), then: (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will contributed to a rabbi trust (similar to the trust described in Revenue Procedure 92-64) and paid or provided with interest (based on the “prime rate” as published in the Wall Street Journal, plus one (1) percent) from such trust on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within 30 days after Employee’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

(d) Treatment of Installment Payments. Each payment in a series of payments shall be considered a separate payment for purposes of Section 409A.

(e) Timing of Reimbursements and In-Kind Benefits. If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

(f) Tax Gross-Ups. Any tax gross-up or similar payment provided in this Agreement shall be paid no later than the end of Employee’s taxable year following the taxable year in which Employee remits the related taxes to the applicable taxing authority.

21. Compensation Recoupment Policy. Any incentive compensation, including, but not limited to, cash-based and equity-based compensation, awarded to Employee by Company shall be subject to any compensation recoupment policy that Company may adopt from time to time that is applicable by its terms to Employee. In addition, the Compensation Committee and/or the Board may specify in any written documentation memorializing an incentive award that Employee’s rights, payments and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable conditions of such award. Such events may include, but shall not be limited to, (i) termination of employment for Cause, (ii) violation of material Company policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants, (iv) other conduct by Employee that is detrimental to the business or reputation of Company, or (v) a later determination that the amount realized from a performance-based award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not Employee caused or contributed to such material inaccuracy.

22. Construction. The parties understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

23. Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement: no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Employee represents and warrants that the execution of this Agreement will not result in any breach of any prior or existing agreement executed by Employee with respect to any third party.

24. Applicable Law. Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

26. Entire Agreement. This Agreement contains the entire agreement between Company and Employee with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement, written or oral, between the parties relating to the subject matter of this Agreement, including but not limited to any prior discussions, understandings, or agreements between the parties, written or oral, at any time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 2nd, 2022, effective for all purposes as provided above on the Effective Date.

SABLE OFFSHORE CORP.

By:	/s/ Gregory Patrinely
Name:	Gregory Patrinely
Title:	Executive Vice President & Chief Financial Officer

EMPLOYEE

James C. Flores

Signature Page to Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of November 2nd, 2022, effective for all purposes as provided above on the Effective Date.

SABLE OFFSHORE CORP.

By:
Name:	Gregory Patrinely
Title:	Executive Vice President & Chief Financial Officer

EMPLOYEE

/s/ James C. Flores
James C. Flores

Signature Page to Employment Agreement